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                                                                   EXHIBIT 10.32

May 29, 1998

         This letter sets forth the understanding and agreement between you and FSC Semiconductor Corporation (the "Company") as follows:

         Background. On March 11, 1997 you purchased from the Company certain shares of the Company's Class A Common Stock ("Common Stock") and 12% Series A Cumulative Compounding Preferred Stock pursuant to the terms of the Securities Purchase and Holders Agreement (the "Stockholders Agreement"), dated March 11, 1997, among you, other FSC senior managers, the Company, Sterling Holding Company, LLC and National Semiconductor Corporation.

         Under the terms of the Stockholders Agreement, ten seventeenths (10/17) of the shares of Common Stock you purchased were deemed to be "Incentive Securities." Because the Company has the option under the Stockholders Agreement to purchase Incentive Securities under some circumstances at a price substantially below fair market value if your employment with the Company terminates before March 11, 2002, the Incentive Securities are considered to be subject to a substantial risk of forfeiture for United States federal income tax purposes (hereinafter referred to as the "risk of forfeiture"). Assuming that a section 83(b) election was not filed with respect to your Incentive Securities, you will have reportable compensation income at the time the risk of forfeiture ends. The compensation income will be equal to the value of your Incentive Securities at that time less your cost.

         The Company has agreed to eliminate the risk of forfeiture and to amend the terms of the Stockholders Agreement accordingly. As a result, you will have compensation income for 1998 equal to the value of your Incentive Securities less your cost. An independent appraiser, Howard, Lawson & Co., has determined that the Common Stock has a current fair market value of $7.75 per share. Since you paid $.50 per share for your Incentive Securities, based upon the appraised value of the Common Stock you will have 1998 compensation income of $7.25 per share upon the elimination of the risk of forfeiture that will result from the amendment of the Stockholders Agreement. The Company will report that amount on your Form W-2 for 1998 and will take a compensation deduction in the same amount. In addition, the Company will provide the program described immediately below to enable you to pay the taxes arising from the elimination of the risk of forfeiture.

         Loan. To enable you to pay the taxes due as a result of this additional 1998 income, the Company will cause Fairchild Semiconductor Corporation ("Fairchild") to make you an interest-free loan (the "Loan"), which is subject to cancellation and acceleration as described below. The Loan will be made upon the amendment of the Stockholders Agreement in an amount equal to the net additional taxes that will be due in the 1998 tax year as a result of the elimination of the risk of forfeiture. The Loan will be equal to an amount no greater than 49.6% of the income realized, for United States state and federal income tax purposes, upon the elimination of the risk of forfeiture.

         The attached Promissory Note will evidence the Loan. Please sign and return the Promissory Note with the signed copy of this letter.

         Loan Cancellation; Acceleration. For the purposes of the Loan cancellation program, the Loan will consist of two components: (i) an "Ordinary Income Component" equal to 42.5% of the Loan and (ii) a "Capital Gain Component" equal to 57.5% of the Loan. The components of the Loan will be canceled in accordance with the following terms and conditions:

         1. One-third of the Ordinary Income Component of the Loan will be canceled on each of the first, second and third anniversaries of the date hereof, provided you remain employed by the Company or Fairchild on each such anniversary date.

         2. The entire Capital Gain Component of the Loan will be canceled on the fourth anniversary of the date hereof, provided you remain employed by the Company or Fairchild on such anniversary date.

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         3. Upon consummation of a Public Offering (as defined in the
Stockholders Agreement), provided you remain employed by the Company or Fairchild on the date of such consummation, the Loan will be canceled in its entirety.

         4. If your employment with the Company or Fairchild is terminated for any reason, all portions of the Loan not canceled as of your Termination Date (as defined in the Stockholders Agreement) will become immediately due and payable in accordance with the terms of the Promissory Note evidencing the Loan. However, if your employment is terminated as the result of your death or your temporary or permanent disability, then:

                  (a) any remaining balance of the Ordinary Income Component of the Loan shall be canceled in full on the date your employment terminates on account of your death or disability;

                  (b) if the Company or its designee exercises the Purchase Option in respect of your Incentive Securities pursuant to the Stockholders Agreement, the Capital Gain Component of the Loan shall be repaid by set-off against the proceeds due to you or your estate as the result of the exercise of such Purchase Option; and

                  (c) if the Company fails to exercise the Purchase Option to acquire all of your Incentive Securities, then (i) the Loan will not be accelerated unless your Incentive Securities are sold prior to March 11, 2002, and in the event of such sale the Capital Gain Component of the Loan shall be immediately due and payable in accordance with the terms of the Promissory Note evidencing the Loan, and (ii) following the date your employment terminates on account of your death or disability the Capital Gain Component of the Loan shall bear interest at the applicable federal rate determined as of the date on which your employment terminates until such component is repaid in full.

         Loan Cancellation Income and Gross-Up. You will have additional compensation income as result of the cancellation of the Loan under paragraphs 1, 2, 3, 4 and 5(a) above. The Company will pay you a bonus to cover the taxes due as a result of this additional income. The gross amount of the bonus will be "grossed-up" so that the net amount of the bonus, after taxes on the bonus itself, will equal the taxes payable for the compensation income resulting from cancellation of your debt.

         Compensation from Interest-Free Loan Feature and Gross-Up. You will also have compensation income each year equal to imputed interest on the Loan for that year. The Company will pay you a "grossed-up" bonus to cover the taxes due on account of this income.

         Agreement as to Application of Loan Proceeds; Valuation. You agree that the Loan shall be used to pay taxes due as a result of the elimination of the risk of forfeiture. In addition, by signing this letter you authorize and direct the Company to apply the proceeds of your Loan directly to the payment of withholding taxes due upon the elimination of the risk of forfeiture. The Company agrees that it shall report your income on Form W-2 and base its associated compensation income tax deduction on the above-referenced valuation of $7.75 per share of Common Stock, less your original cost of $.50 per share. If the Company's deduction and your income resulting from the elimination of the risk of forfeiture were to be adjusted by the Internal Revenue Service, an appropriate compensating payment will be made by the Company to you or by you to the Company. For example, if your income and the Company's deduction were increased, the Company would reimburse you for your additional tax up to the amount of the additional tax benefit that would be realized by the Company. This reimbursement would be a loan to the extent of the anticipated capital gains tax savings you would realize upon sale of the stock with an increased basis. The loan would be payable when your stock is sold. Similarly, if your income and the Company's deduction were reduced by the IRS, you would reimburse the Company for its additional tax up to the amount your tax is reduced, provided that you would subtract from your reimbursement to the Company the amount of the anticipated capital gains tax cost to be incurred upon sale of the stock with a reduced basis. Tax adjustments will include federal, state, local and foreign income and payroll taxes and related interest and penalties. Payments will be grossed-up to take into account the tax effect of the payment to the payer and the recipient. The Company will bear the reasonable costs of any administrative tax or related judicial proceeding concerning any proposed tax deficiency or refund related to the elimination of the risk of forfeiture, provided that the Company will have the right to appoint counsel and control the conduct or settlement of any such proceeding, which right must be exercised reasonably and with a view to achieving consistency and uniformity in tax treatment among you, the Company and other managers of the Company or Fairchild.

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         Please indicate your agreement to the terms of this letter by signing where indicated below.

                                               Yours very truly,

                                               FSC SEMICONDUCTOR CORPORATION

                                               By: ____________________________
                                                   Name:  Kirk Pond
                                                   Title:  President & CEO

ACKNOWLEDGED AND AGREED:

__________________________                     Date: __________________________
Name:

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